Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-169320 and 333-170896) of Navios Maritime Acquisition Corporation of our report dated March 11, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers S.A.
Athens, Greece
March 11, 2011